EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the date of the last party to sign and is made effective and commences as of the date specified and defined below, by and between:

Cloud Medical Doctor Software Corporation, a Texas corporation with its principal offices currently in Henderson, Nevada (the “Company” or “Employer”), and

Michael DeLaGarza , an individual, residing in Henderson, Nevada (“DeLaGarza” or “Employee”),

The Company and DeLaGarza may sometimes be referred to herein individually as “Party” and collectively as “Parties.”

I. Recitals

A. Company desires to employ DeLaGarza for the purposes set forth herein, and DeLaGarza is willing to accept said employment on the Terms and Conditions specified herein.

B. This Agreement has been authorized and approved by the Company’s Board of Directors in full compliance with the organizational documents of the Company, as amended as evidenced by that certain Board Resolution No. _______, dated __________, 2013.

NOW, THEREFORE in consideration of the mutual covenants, conditions, and promises herein contained, the receipt and sufficiency of which are hereby expressly acknowledged, Employer and Employee (collectively the “Parties”), do hereby agree as follows:

II. Terms and Conditions

1.0. Ratification. The Recitals set forth above are hereby adopted as true and accurate by the parties hereto, and are incorporated herein by this reference.

2.0. Employment. The Company hereby employs DeLaGarza as Chief Executive Officer and DeLaGarza hereby agrees to accept such employment by the Company upon the terms and conditions stated in this Agreement.

2.1. At all times material hereto, DeLaGarza is under the control and supervision of the Board of Directors of the Company, and:

2.1.1. No action against DeLaGarza in derogation of this Agreement may be taken without full compliance with the board of directors with the organizational documents of the Company.

3.0. Commencement Date/Effective Date. The Commencement/ Effective Date of this Agreement is January 1, 2013.

4.0. Term. The Term of this Agreement shall be five (5) years (the “Employment Period”) commencing on January 1, 2013 and expiring at the close of business on January 31, 2018. The term of this Agreement shall begin on the Commencement Date and shall terminate on the fifth anniversary hereof, unless sooner terminated by either party in the manner set forth below. During its Term, the Agreement automatically renews without notice.

4.1. Employer shall not have the right to terminate Employee’s employment except for cause. Employer shall have the right at any time to terminate Employee's employment immediately for cause on not less than 30 days advance notice. Any action by Employer to terminate Employee's employment shall be deemed "for cause" if:

(a) Employee is unable to perform the essential functions of her job, with or without reasonable accommodation, (i) either as a result of physical or mental illness or other cause continuing for a consecutive period of more than ninety (90) days; or (ii) repeated and substantial failure to perform his or her duties after prior written notice of such failure of not less than fifteen (30) business days;

(b) Employee has disclosed any material secret or confidential information of Employer or any subsidiary thereof without the consent of Employer or has violated or disregarded any other material duties, obligations or expected conduct as an employee of Employer;

4.2. Employee may terminate his employment for any reason at any time by giving ninety (90) days' prior written notice to the Employer.

5.0. Duties and Responsibilities. DeLaGarza shall perform such services and duties as may be assigned to him as set forth below by the Board of Directors of the Company. Unless otherwise modified or superseded by those persons, and agreed to by DeLaGarza, DeLaGarza’s Duties and Responsibilities are designated as the Chief Executive Officer of the Company:

5.1. DeLaGarza shall devote a requisite amount of his time, attention, skill, and energies to the performance of duties hereunder.

6.0. Compensation.

6.1. Base Salary. The Company shall pay DeLaGarza for his services a Base Salary of Two Hundred and Fifty Thousand ($250,000.00 US) Dollars per year with a ten percent (10%) cumulative annual increase at each one year anniversary date of the Commencement Date of this Agreement.

6.1.1. The base salary shall be payable by the Company in substantially equaling installments on the Company’s normal payroll dates and shall be paid to PayMed USA, LLC.

6.1.2. Any Base Salary not paid when due, if any, shall bear interest at the rate of fifteen percent (15%) per annum using a 360 day year until paid in full.

6.2. Executive Bonus Plan. In addition to the Base Salary provided for herein, the Company shall pay to DeLaGarza as a bonus twenty-five percent (25%) of DeLaGarza’s annual Base Salary, if during any twelve month period with the fiscal year ended September 30, that DeLaGarza is employed by the Company, any one of the following occurs:

i. The Company posts annual gross revenues on a consolidated basis of at least $5,000,000; or

ii. The Company’s Earnings Before Income Tax and Amortization and Depreciation (“EBITA”), including cash extraordinary items, but before officers’ bonuses, on a consolidated basis for any year is at least $1,000,000; or

iii. The completion of the delinquent SEC filings for five (5) years through September 30, 2013; or

iv. The company obtains FINRA approval for any reverse stock split.

6.2.1. DeLaGarza shall be eligible for the bonus for each year he is employed under this Agreement, including any extensions or renewals hereof.

6.2.2. The bonus calculation with respect to DeLaGarza shall be made no later than September 30, 2013, and on each September 30 thereafter for each subsequent year.

6.2.3. The bonus payment for DeLaGarza shall be paid in a lump sum on October 5, 2013, and on each October 5, thereafter, unless otherwise agreed to in writing by the Parties.

6.2.4. The criteria set forth in this paragraph 6.2.i.-iv. shall be used for determining bonus eligibility each year DeLaGarza is employed by the Company.

6.3. Fringe Benefits. DeLaGarza shall be eligible to participate, in accordance with their terms, in all medical, health, and disability plans, life insurance and pension plans and such other employment benefits or programs (other than executive bonus plans) as are maintained by Company for its employees provided that Company shall at all times be free to modify or amend such plans on a Company wide basis in accordance with the provisions thereof. Notwithstanding the foregoing, in no event shall such fringe benefits (other than executive bonus plans) be less favorable to DeLaGarza than those accorded to any other employees of Company.

(i) DeLaGarza and any of his legal dependents or spouse, at her option, may decline to participate in the Company’s medical, dental, and disability plans. In lieu thereof, the Company shall pay, when due by the provider, to or for the benefit of DeLaGarza and his dependents and family, the monthly medical, dental, and disability plans, as presently specified:

a. Anthem Blue Cross Blue Shield: coverage period of September 1, 2012 through September 1, 2013 which automatically renews with an adjusted premium which the current premium is $700.00 per month;

b. AFLAC coverage period is monthly which automatically renews premium is $300 per month;

c. Colonial Life Insurance: coverage period is monthly which automatically renews, premium is $500.00 per month.

(ii) DeLaGarza shall be paid an automobile ownership/rental/capital expense reimbursement of $1,500 per month.

(iii)In the event of a "Change of Control" (as defined in Exhibit “A” attached hereto and incorporated herein as Exhibit A) or if Company exercises its Termination Rights under Section 7.0 below, the entire contract is due and payable.

6.4. Equity Compensation. In addition to the Compensation described in paragraphs 6.1 through 6.3 above, DeLaGarza shall receive restricted stock grants approved by the Board of Directors. The Company will disburse the following stock grants:

6.4.1. Recent Company Acquisitions.

(i) Granted 5,000,000 common shares for the acquisition of Doctors Network of America in Flowood, Mississippi on March 15, 2013;

(ii) Grant 5,000,000 common shares for the acquisition of the software of CipherSmith, LLC on November 21, 2012;

(iii) Grant 1,000,000 common shares for the acquisition of software from MediSouth, LLC on August 14, 2012;

6.4.2. Annual Grant of Company Common Shares. On the annual anniversary of the Commencement of her Employment by the Company:

(i) DeLaGarza shall be granted 5,000,000 common shares for every acquisition completed by the Company unless separately negotiated by amendment hereto;

(ii) DeLaGarza shall be granted the greater of 3,000,000 restricted common shares, or 1% of the outstanding shares, of the Company at a price of $.001 per share.

All stock issued pursuant to this Equity Participation section shall be issued under restricted legends and shall contain provisions preventing any future dilution, and any reverse stock splits and all effects similar or related thereto. Said shares shall be issued to MSR Trust, LLC an irrevocable trust (not controlled by DeLaGarza), or to its assigns.

6.5. Stock Options.

(i) As additional consideration under this Agreement, the Company has granted annually to Employee a non-qualified option for the purchase of 5,000,000 shares of the Company's Common Stock pursuant to the terms and conditions of the Company's Stock Option Plan once implemented. The exercise price for said option is cashless per share. The grant of said option shall occur once the Stock Option Plan has been implemented. The options shall vest on an equal monthly basis over the five (5) years of the Agreement. The options will have a floor of $0.01

(ii) In the event of a "Change of Control" (as defined in Exhibit “A” attached hereto and incorporated herein by this reference) or if Company exercises it’s Termination Rights under Section 7.0 below, the then unvested portion of the stock option held by DeLaGarza shall have the vesting accelerated by 100% of the remaining unvested shares under the option and shall be fully vested under the equity compensation portion of this Agreement.

6.6. Paid Vacation. DeLaGarza shall be entitled to a reasonable paid vacation of not less than forty five (45) days each calendar year (prorated for the first calendar year), exclusive of holidays and weekends, which vacation shall be taken by DeLaGarza in accordance with the business requirements of the Company at the time and its vacation plans, policies and practices as applied to other officers of the Company then in effect relative to this subject. DeLaGarza may accrue four weeks’ vacation to carry over to the next fiscal year.

6.7. Directors and Officers Insurance. The Company shall, as further consideration for this Agreement, obtain and maintain directors’ and officers’ liability coverage naming DeLaGarza as an insured for acts and events occurring during the term of this Agreement. The director’s and officer’s insurance coverage shall be no less than $1,000,000.00 per claim and $3,000,000.00 annual aggregate, or in an amount otherwise agreed to in writing by the DeLaGarza and Company.

6.8. Hold Harmless and Indemnity. The Company shall hold harmless and indemnify DeLaGarza against any and all expenses (including attorney’s fees), costs, judgments, fines, penalties, settlements and other amounts incurred by, or assessed against, DeLaGarza in connection with the acts or omissions of DeLaGarza wherein DeLaGarza acted in the course and scope of her employment with Company, in good faith and in a manner he reasonably believed to be in the best interests of the Company and, in the case of a criminal action or proceeding, had no reasonable cause to believe DeLaGarza’s conduct was unlawful.

No determination in any proceeding against DeLaGarza by judgment, order, settlement (with or without court approval) or conviction or upon a plea of nolo contendere (no contest) or its equivalent, shall create a presumption that DeLaGarza did not act in good faith, in the course and scope of her employment and in a manner which she reasonably believed to be in the best interests of the Company, or, with respect to any criminal action or proceeding, that DeLaGarza had reasonable cause to believe that her conduct was unlawful. This hold harmless and indemnity shall be in addition to any and all rights offered to DeLaGarza by statute or other law.

7.0. Company Severance and Termination Rights. If Employer should terminate Employee's employment for any reason other than for cause pursuant to the preceding paragraph 4.1., Employee shall be paid an amount equal to his or her then-current monthly salary multiplied by the number of months remaining under this Agreement. Employee shall also be paid all unpaid annual bonuses, stock and options for the remaining years under this agreement, in cash.

7.1. The following shall apply to this Agreement. 9.0 IRC 409A. This letter Agreement is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b) (4) and be exempt from Section 409A of the Code, and shall be construed and interpreted in accordance with such intent, provided that, if any severance provided at any time hereunder involves non-qualified deferred compensation within the meaning of Section 409A of the Code, it is intended to comply with the applicable rules with regard thereto and shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A (a) (2) (B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of such “separation from service” of you, and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code,

(i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit,

(ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause

(ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under the letter agreement that is considered non-qualified deferred compensation. In the event the time period for considering any release and it becoming effective as a condition of receiving severance shall overlap two calendar years, no amount of such severance shall be paid in the earlier calendar year.

III. General Provisions.

The Parties hereto expressly agree to be bound by these General Provisions, where the term ‘Agreement’ refers to this Employment Agreement:

1. ATTORNEYS' FEES. In the event any Party thereto shall employ counsel or bring legal action in any court of competent jurisdiction, including federal bankruptcy court, to enforce any part of this Agreement, or any other documents executed in connection herewith, the prevailing Party shall be paid by the non-prevailing Party (ies) all of its costs and reasonable attorneys' fees, and out of pocket expenses incurred therein or in connection therewith.

2. BINDING OBLIGATION. The Parties agree to cause to be prepared all documents required to carry out the intent and purposes of the Parties as set forth herein; provided, however, this Agreement and the parts thereof shall constitute a binding obligation of the signatories hereto.

3. BUSINESS DAYS. In the event the time for performance of any provision of this Agreement, or of any of the documents executed in connection herewith falls on a non-business day, the time for such performance shall be extended to the next business day. For purposes of this paragraph, "Business Day" shall mean all days on which banks and savings and loan institutions in Henderson, Nevada are open for general transaction of business.

4. CAPTION HEADINGS. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

5. CONSTRUCTION OF LANGUAGE. The language of this Agreement shall be construed according to its fair meaning and not strictly for or against either Party.

6. CONTROLLING LAW. This Agreement shall be deemed to have been made in the State of Nevada, and its validity, construction, and effect shall be governed by and construed in accordance with the laws and judicial decisions of the State of Nevada.

7. COUNTERPARTS. This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart. This Agreement may be executed and delivered via facsimile or email.

8. CUMULATIVE REMEDIES. No remedy herein conferred upon any Party is intended to be exclusive of any other benefits or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefits or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any Party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

9. BINDING DATE. Unless otherwise specified in the first paragraph of this Agreement, the binding date of this Agreement shall be the date of the last Party to sign.

9. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the Parties hereto in relation to the subject matter hereof, and there are no representations, warranties or agreements, express or implied, or otherwise, in relation thereto, except as expressly referred to or as set forth herein.

10. FURTHER ASSURANCES. Without thereby increasing their respective obligations hereunder, the Parties hereby agree that they will do such acts and execute such documents, if any, as may be necessary or appropriate to implement this Agreement, and the parts thereof according to their terms, and the requirements of law.

11. GENDER. This Agreement shall apply to the Parties hereto according to the context thereof without regard to the number or gender of words or expressions.

12. HEADINGS. The headings or captions of this Agreement are for convenience and reference only, and in no way define, limit or describe the scope or intent of this Agreement, or the provisions of such sections.

13. LEGAL CONSTRUCTION/SEVERABILITY. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

14. LIMITATION OF RIGHTS. Nothing in this Agreement, except as specifically stated herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective permitted successors and assigns and other legal representatives, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any Party to this Agreement.

15. MODIFICATION. This Agreement shall not be changed except by an amendment hereto, in writing, duly executed by each of the Parties. No representations, warranties, or agreements made subsequent to the execution and delivery of this Agreement, and the documents executed and delivered in connection therewith by any Party hereto, and no revocations, either partial or otherwise, or alterations thereof, shall be valid and binding unless made in writing and signed by each of the Parties. The Loan & Security Documents and this Agreement embody the entire agreement of the parties with respect to the subject matter hereof. There are no representations, promises, warranties, understandings or agreements, express or implied, oral or otherwise, in relation thereto, except those expressly referred to or set forth herein. Borrower acknowledges that the execution and delivery of this Agreement is its free and voluntary act and deed, and that said execution and delivery have not been induced by, nor done in reliance upon any representations, promises, warranties, understandings or agreements made by Lender, its agents, officers, employees or representatives, except as are contained herein.

16. MULTIPLE PARTIES; CORPORATE AUTHORITY. All obligations of Borrower and Holder under this Agreement shall be joint and several, and all references to Borrower or Holder shall mean each and every Borrower or Holder. This means that each of the persons signing below is responsible for all obligations in this Agreement. Where any one or more of the parties are corporations or partnerships or limited liability companies or limited liability limited partnerships, it is not necessary for Borrower or Holder or Lender to inquire into the powers of any of the parties or of the officers, directors, partners, or agents acting or purporting to act on their behalf.

17. NO PARTNERSHIP/NO THIRD PARTY BENEFICIARY. The Parties acknowledge and agree that neither this Agreement, nor the transactions contemplated hereby, is or shall be deemed to create or to constitute a partnership, joint venture, common business enterprise, principal and agent, or similar relationship between the Parties; nor are they intended for the benefit of any third party.

18. NOTICES. All notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed to the applicable Party hereto at the following address:

If to the Company:

Cloud Medical Doctor Software Corporation

PO Box 90358

Henderson, NV 89009

Attn: Michael De La Garza, CEO & President

Ph: (702) 818-9011 Office

Fax:

If to DeLaGarza:

Michael DeLaGarza

504 Via Palermo Drive

Henderson, NV 89011

Ph: (702) 818-9011

Fax: (602)283-5122

or such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

19. ORDINARY COURSE OF BUSINESS. The performance of the transactions contemplated by this Agreement is in the ordinary course of business of the Parties.

20. PRIOR AGREEMENTS SUPERSEDED. This Agreement constitutes the sole and only agreement of the Parties regarding the subject matter hereof, and this Agreement supersedes any prior understandings or written or oral agreements between the Parties regarding these matters. The foregoing notwithstanding, this Agreement only modifies the content of the Loan and Security Documents as expressly stated herein.

21. RECITALS. The Recitals are hereby incorporated herein by this reference as agreed terms, conditions, and provisions of this Agreement as applicable. Further, they are represented and warranted as true and accurate and in all respects valid by Borrower and Holder, and Holder’s agent, as of the date of execution of this Agreement.

22. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto; provided, however, neither this Agreement nor any rights hereunder may be assigned by DeLaGarza or by the Company without the prior written consent of the other party first obtained.

23. TIME OF ESSENCE. Time is of the essence of each and every provision of this Agreement. Time of the Essence is hereby expressly reinstated with respect to all instruments previously executed and entered into by these Parties. Further, it is expressly understood and agreed by the Borrower that in consideration for the grant of this modification and the additional advance referred to herein by Lender, Lender has not and does not waive any legal or equitable right or remedy available to it, at law or in equity, under the various Loan Documents or this Agreement.

24. VENUE. The Parties expressly consent to jurisdiction in either the U.S. District Court for the District of Clark County, at Las Vegas, Nevada if allowed by applicable law; and only if the former is not available then the state court of general jurisdiction for the County of Clark, Nevada with regard to any matter arising from, connected to, or relating to this Agreement.

 25. WAIVERS. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement. No waiver shall be binding unless executed in writing by the Party making the waiver.

26. WARRANTIES. Each Party hereto represents and warrants to the other Party, that each Party is under no disability, restriction, or prohibition, whether contractual or otherwise, with respect to their rights to execute this Agreement and perform its terms and conditions. Each Party shall indemnify and hold the other harmless from any loss or damage, including attorneys’ fees, and costs arising out of or connected with any claim by a third party which is inconsistent with any of the warranties or representations made by the Parties in this Agreement.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed and delivered by their proper and duly authorized officers as of the day and year set forth below:

Signatures

THE COMPANY:

Date: _______________, 2013.

CLOUD MEDICAL

DOCTOR SOFTWARE

CORPORATION

_________________________________________

By:

Michael De La Garza

President, CEO,

Chairman

***************************************

Date: _______________, 2013.

Thompson:

_________________________________________

Pamela J. Thompson

Exhibit A - CHANGE OF CONTROL SPECIFICATIONS

For the purposes of this Agreement, a "Change of Control" shall mean a change in control of

Employer of a nature that would be required to be reported assuming such event has not been "previously reported") in response to Item 1(a) of a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, a Change in Control shall also be deemed to have occurred at such time as:

(a) Any "person" within the meaning of Section 14(d) of the Exchange Act, other than Employer, a subsidiary, or any employee benefit plan(s) sponsored by Employer or any subsidiary thereof, is or has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding securities of Employer ordinarily having the right to vote at the election of directors; or

(b) Individuals who constitute the Board of Directors immediately prior to any meeting of stockholders (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election, or nomination for election by Employer's stockholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of employer in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c) Upon approval by Employer's stockholders of a reorganization, merger, share exchange or consolidation, other than one with respect to which those persons who were the beneficial owners, immediately prior to such organization, merger, share exchange or consolidation, of outstanding securities of Employer ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than fifty percent (50%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; or

(d) Upon approval by Employer's stockholders of a complete liquidation and dissolution of Employer or the sale or other disposition of all or substantially all of the assets of Employer other than to a subsidiary thereof.